                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                        REXENE CORPORATION
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)
                                         REXENE CORPORATION
- --------------------------------------------------------------------------------
              (Name of Person(s) Filing the Information Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 1994

To the Stockholders of
 REXENE CORPORATION:

    Notice is hereby given that the annual meeting of stockholders of Rexene Corporation, a Delaware corporation, will be held on Tuesday, May 24, 1994, at 9:00 a.m., local time, in the Panorama Room, 21st floor of the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240 for the following purposes:

        1. To elect nine directors to serve until the Annual Meeting of Stockholders in 1995; and

        2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    Only stockholders of record at the close of business on April 1, 1994 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

    You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                    BERNARD J. McNAMEE
                                                         SECRETARY

Dallas, Texas
April 13, 1994

                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 1994

                            SOLICITATION OF PROXIES

SOLICITATION AND REVOCABILITY OF PROXIES

    This proxy statement is furnished to holders of Rexene Corporation ("Rexene", "New Rexene" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of Rexene to be held on Tuesday, May 24, 1994, at 9:00 a.m., local time, in the Panorama Room, 21st floor of the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted for the election of the Board's nominees for directors set forth in the foregoing notice. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

    Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of Rexene, 5005 LBJ Freeway, Dallas, Texas 75244, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the annual meeting of stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy.

    The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is April 13, 1994.

    The cost of soliciting proxies will be borne by Rexene. Solicitation may be made, without additional compensation, by directors, officers and regular employees of Rexene in person or by mail, telephone or telegram. Rexene may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Rexene will reimburse the forwarding expense. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation will be borne by Rexene.

SHARES OUTSTANDING AND VOTING RIGHTS

    The close of business on April 1, 1994 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of

Rexene outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 10,500,867 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following tabulation sets forth as of April 1, 1994, information with respect to each person who was known by Rexene to be the beneficial owner of more than five percent of the Common Stock.

                                                                                     COMMON STOCK
                                                                                  BENEFICIALLY OWNED
                                                                             ----------------------------
                                                                                NUMBER OF       PERCENT
                   NAME AND ADDRESS OF BENEFICIAL OWNER                         SHARES(1)      OF CLASS
- ---------------------------------------------------------------------------  ---------------  -----------
Executive Life Insurance Company of New York ..............................     1,147,144(2)        10.9%
 390 North Broadway
 Jericho, New York 11753-2167
Energy Management Corporation .............................................       974,574(3)         9.3%
 1733 Woodstead Court
 The Woodlands, Texas 77380
Mr. James D. Bennett and Restructuring Capital                                    956,878(4)         9.1%
 Associates, L.P. .........................................................
 437 Madison Avenue
 New York, New York 10022
M. D. Sass Investors Services, Inc. .......................................       633,293(5)         6.0%
 1133 Avenue of the Americas
 New York, New York 10036
The Prudential Insurance Company of America ...............................       567,455(6)         5.4%
 Prudential Plaza
 Newark, New Jersey 07102-3777
Household Commercial of California, Inc. ..................................       539,682(7)         5.1%
 2700 Sanders Road
 Prospect Heights, Illinois 60070

- ------------------------
(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.
(2) Based upon information reported in a Schedule 13G filed by Kevin E. Foley, Deputy Superintendent of Insurance of the State of New York, as Rehabilitator of Executive Life Insurance Company of New York, with the Securities and Exchange Commission (the "SEC") on November 25, 1992.
(3) Based upon information reported in a Schedule 13D filed by Energy Management Corporation ("EMC") and John W. Adams with the SEC on October 13, 1992. EMC is a Colorado corporation whose principal business is the purchase and sale of publicly and privately traded securities, accounts receivable and other claims against distressed and troubled debtors. Does not include 4,656 shares of Common Stock beneficially owned by John W. Adams, a director of EMC whose business address is 767 Third Avenue, New York, New York 10017.
(4) Based upon information reported in a Schedule 13D filed with the SEC by Mr. Bennett and Restructuring Capital Associates, L.P ("RCA") on November 3, 1992, as amended by amendments thereto filed on December 30, 1992 and February 7, 1993. Includes 513,032 shares held by Bennett Restructuring Fund, L.P ("BRF"), an investment partnership whose principal address is also 437 Madison Avenue, New York, New York 10022, and 443,846 shares held by managed accounts over which Mr. Bennett and RCA have investment discretion. Mr. Bennett is the sole general partner of RCA, which is the sole general partner of BRF. The principal business of both Mr. Bennett and RCA is to act as an investment advisor. RCA is registered as an investment advisor with the SEC.
(5)   Based  upon information  reported in  a Schedule 13G  filed by  M. D. Sass
      Investors Services, Inc. ("Sass") dated February 10, 1994. Sass has sole investment power with respect to 124,700 of such shares and shared investment power with respect to 508,593 of such shares.
(6)   Based upon information reported in a Schedule 13G filed by The  Prudential
      Insurance  Company  of America  ("Prudential") with  the  SEC on  or about
      February 11, 1993, as amended by an amendment thereto dated January 31, 1994. Includes 1,709 shares as to which Prudential has sole voting and investment power, and 565,746 shares as to which Prudential has shared voting and investment power, which are held for the benefit of its clients.
(7)   Based upon  information reported  in  a Schedule  13D filed  by  Household
      Commercial of California, Inc. on October 13, 1992, as amended by an amendment thereto filed on October 22, 1992.

SECURITY OWNERSHIP OF MANAGEMENT

    The following tabulation sets forth information with respect to the beneficial ownership of the Common Stock as of April 1, 1994 by each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all officers and directors of the Company as a group.

                                                                                                 COMMON STOCK
                                                                                              BENEFICIALLY OWNED
                                                                                        ------------------------------
                                                                                           NUMBER OF          PERCENT
NAME                                                                                     SHARES (1)(2)       OF CLASS
- --------------------------------------------------------------------------------------  ----------------     ---------
DIRECTORS
Lavon N. Anderson.....................................................................          8,916               *
Kevin N. Clowe........................................................................          6,250               *
Arthur L. Goeschel....................................................................         31,334             0.3%
William B. Hewitt.....................................................................          6,250               *
Ilan Kaufthal.........................................................................          6,250               *
Fred P. Rullo, Jr.....................................................................          6,250               *
Phillip Siegel........................................................................          9,250               *
Andrew J. Smith.......................................................................         11,845             0.1%
Heinn F. Tomfohrde, III...............................................................          6,250               *
NAMED EXECUTIVE OFFICERS (EXCLUDING
 ANY DIRECTOR NAMED ABOVE) AND GROUP
Kevin W. McAleer......................................................................          5,000               *
Jack E. Knott.........................................................................          7,750(3)            *
James M. Ruberto......................................................................          5,000               *
All directors and executive officers as a group (15 persons)..........................        121,678(4)          1.2%

- ------------------------
*     Less than .1%
(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.
(2) All shares listed are shares subject to stock options exercisable within 60 days except as follows: Mr. Goeschel -- 23,000 shares; Mr. Siegel -- 3,000 shares; Mr. Smith -- 4,512 shares; and Mr. Knott -- 3,000 shares.
(3) Includes 3,000 shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gift to Minors Act.
(4) Includes 88,166 shares subject to stock options which are exercisable within 60 days.

                             ELECTION OF DIRECTORS

    The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. When the Board is not in session, the Executive Committee may, to the extent permitted by law, exercise the powers of the Board of Directors in the management the business and affairs of the Company. The Executive Committee of the Board of Directors is composed of Lavon N. Anderson, Kevin N. Clowe, Arthur L. Goeschel, Ilan Kaufthal, Phillip
Siegel and Andrew J. Smith. During 1993, the Board of Directors held 10 meetings.

    The Company has standing audit, compensation and nominating committees of the Board of Directors. The Management Development and Compensation Committee (the "Compensation Committee"), which held four meetings during 1993, is composed of William B. Hewitt (Chairman), Arthur L. Goeschel, Fred P. Rullo, Jr. and Heinn F. Tomfohrde, III. The Compensation Committee exercises the powers of the Board of Directors in connection with all matters relating to compensation of employees, including salaries and employment agreements for executive officers, employee benefit plans and the administration of Rexene's stock option program.

    The Audit Committee, which held three meetings in 1993, is composed of Ilan Kaufthal (Chairman), William B. Hewitt, Kevin N. Clowe and Phillip Siegel. The Audit Committee's primary responsibilities are to (i) recommend Rexene's independent auditors to the Board of Directors, (ii) review with Rexene's auditors the plan and scope of the auditor's annual audit, the results thereof and the auditors' fees, (iii) review internal audit procedures and periodically meet with Rexene's internal auditors to review the results of such procedures,
(iv) review Rexene's financial statements and (v) take such other action as they deem appropriate as to the accuracy and completeness of financial records of Rexene and financial information gathering, reporting policies and procedures of Rexene.

    The function of the Nominating Committee is to recommend nominees for election as directors at the annual meeting of stockholders and to recommend the candidates for election to fill vacancies on the Board as they occur. The Board of Directors considers and takes action upon the recommendations of the Nominating Committee. Although this committee has no formal policy on the subject, the Board of Directors believes that any nominee recommended by a stockholder in writing to the Secretary of the Company with complete biographical data regarding the nominee would be considered by the Nominating Committee. The Nominating Committee, which did not meet in 1993, is composed of Andrew J. Smith (Chairman), Lavon N. Anderson, Ilan Kaufthal, Fred P. Rullo, Jr., Phillip Siegel and Heinn F. Tomfohrde, III.

    All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. On March 25, 1994, D. George Harris resigned as a member of the Board of Directors. In accordance with the Company's by-laws, the Board of Directors has been reduced to nine members. The nine nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. Set forth below is certain information with respect to the nominees, including their ages, their principal occupations and their directorships of publicly held companies. All of the nominees are currently directors of the Company and, except as otherwise indicated, have served as a director of Rexene since September 18, 1992.

    LAVON N. ANDERSON, age 58, has served as President and Chief Operating Officer of the Company since January 1991 and as a director since June 1990. From May 1988 to January 1991, Dr. Anderson was Executive Vice President -- Manufacturing and Technical of Rexene. Dr. Anderson has held positions in engineering, manufacturing and research and development at Rexene since 1972.

    KEVIN N. CLOWE, age 43, has served as Assistant Treasurer and Corporate Officer of American International Group, Inc., an international insurance and financial services company, since January 1988, as Vice President and Corporate Officer of American International Group Capital Corporation since 1987, and President and Director of American International Fund Distributors, Inc. since 1988. Mr. Clowe is also a director of Concurrent Computer Corporation and Harvest Foods, Inc.

    ARTHUR L. GOESCHEL, age 72, has served as Chairman of the Board of Rexene since March 1992. He also served as a director of Rexene from April 1988 to May 1989. Mr. Goeschel is presently retired. He was Chairman of the Board of Tetra Technologies, Inc., a company which recycles and treats environmentally sensitive by-product and waste water streams, and then markets end use chemicals extracted from such streams, from November 1992 to October 1993. He is a director of Calgon Carbon Corporation, a manufacturer of granular activated carbon, and a member of the board of trustees of the Laurel Mutual Funds.

    WILLIAM B. HEWITT, age 55, has served as a director of the Company since February 1990. He has been Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since September 1991. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation.

    ILAN KAUFTHAL, age 46, has been a managing director of Wertheim Schroder & Co. Incorporated, an investment banking firm, since 1987. He is also a director of Formica Corporation, United Retail Group, Inc., Cambrex Corporation and Image Business Systems, Inc.

    FRED P. RULLO, JR., age 53, has been President of Freedom Chemical Company, a specialty chemical company, since October 1991. He was President of ABB Combustion Engineering Systems and Service Inc., a manufacturer of power plants for utilities and industrial concerns, from September 1989 through September 1991. He is also a director of NAXCOR, Inc.

    PHILLIP SIEGEL, age 51, is an independent business consultant. From December 1989 to February 1993, Mr. Siegel served as Senior Vice President of Presidential Life Insurance Company, a company involved in the sale of life and annuity products. During 1989, Mr. Siegel was an independent consultant with respect to mergers and acquisitions. Mr. Siegel is a director of West Point Stevens, Inc. and Bally's Grand, Inc.

    ANDREW J. SMITH, age 52, has served as Chief Executive Officer and director of the Company since March 1992. From December 1991 to March 1992, he was engaged in private consulting. From June 1991 to December 1991, he was President and Chief Operating Officer of Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to the Company from January 1991 to June 1991. Immediately prior thereto, he had been a director of Rexene since May 1988 and the President and Chief Executive Officer of Rexene since June 1988. Prior thereto, he had held various positions with Rexene since 1976.

    HEINN F. TOMFOHRDE, III, age 60, is currently retired. From January 1987 to his retirement in December 1991, Mr. Tomfohrde served as President and Chief Operating Officer and a director of GAF Chemicals Corp. and its successor company, International Specialty Products, Inc., a specialty chemicals company. He is also a director of Sybron Chemicals Corp., Creative Technologies Group, Inc., OSI Specialties, Inc. and McWhorter Technologies, Inc.

    On July 7, 1992, the United States Bankruptcy Court for the District of Delaware entered an order confirming a First Amended Plan of Reorganization, which became effective on September 18, 1992 (the "Effective Date"), relating to the Company's bankruptcy proceedings pursuant to voluntary petitions filed by the Company's predecessor ("Old Rexene") under Chapter 11 of the United States Bankruptcy Code on October 18, 1991. Lavon N. Anderson, Arthur L. Goeschel,
William B. Hewitt and Andrew J. Smith, directors of the Company, were also directors of the Company's predecessor that filed such petitions.

COMPENSATION OF DIRECTORS

    FEES AND EXPENSES. In 1993, each director who is not an employee of the Company received a fee of $1,000 for each regular meeting of the Board attended, $1,000 for each special meeting of the Board attended which requires travel, and $1,000 for each committee meeting attended which required travel and was not held on the same day as a Board meeting. In addition, on each of January 1, 1993 and January 1, 1994, each director who is not an employee of the Company received options to purchase an aggregate of 12,500 shares of Common Stock (other than the Chairman of the Board who received options to purchase 16,667 shares of Common Stock) under the Company's 1993 Non-Qualified Stock Option Plan for Outside Directors. Such 1993 and 1994 options are exercisable at $0.63 and $0.43 per share, respectively, equal to the average of the fair market value per share of Common Stock for the 20 business days immediately preceding the date of grant, less $2.40. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

    CONSULTING AGREEMENT. By agreement dated March 16, 1992, Rexene has agreed to compensate Arthur L. Goeschel, Chairman of the Board, in addition to his normal director fees, the sum of $2,750 per day plus expenses for each day (over five days per quarter) that he consults with respect to Company matters. Under the agreement, the Company paid Mr. Goeschel $107,250 in consulting fees in 1993. Mr. Goeschel is not entitled to any employee benefits, or to participate in any benefit plans maintained by Rexene for its employees, other than those in which non-employee directors are eligible to participate.

                             EXECUTIVE COMPENSATION

    The following is a report submitted by members of the Compensation Committee addressing the Company's compensation policy as it related to the executive officers for fiscal 1993.

    The report of the Compensation Committee appearing in this proxy statement and the information herein under "Executive Compensation -- Performance Graphs" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, or to the liabilities of Section 18 of the 1934 Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the 1934 Act.

                      REPORT OF THE MANAGEMENT DEVELOPMENT
                           AND COMPENSATION COMMITTEE

    GENERAL

    The Management Development and Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company has the responsibility to establish overall policy for compensation of executive officers of the Company, to recommend to the Board of Directors of the Company executive compensation plans for the executive officers, to administer such plans and to recommend to the Board specific levels of compensation to be paid to the executive officers. The Committee also has the sole authority to determine the timing, pricing and amount of any award of any rights to any executive officer to acquire common stock of the Company.

    The Committee's long-term objective is to set executive compensation at levels which (i) link executive compensation to company performance and stockholder value, and (ii) are sufficient to attract, motivate and retain qualified individuals for executive positions. In 1993, the Company's executive compensation programs consisted of (i) a base salary, (ii) a bonus opportunity based upon Company financial performance, and (iii) stock options granted under the Company's 1993 Non-Qualified Stock Option Plan.

    In view of the current levels of executive compensation, the Company has not deemed it necessary to consider or adopt a policy concerning executive compensation exceeding $1 million per year.

    BASE SALARY

    In establishing base salaries for executives for 1993 the Committee reviewed executive compensation analyses prepared by the Company's independent compensation consultant, Towers Perrin. Towers Perrin, upon whom the Company relies to provide reliable compensation data, prepares surveys of executive compensation ranges at approximately 100 chemical and industrial concerns selected by Towers Perrin (the "Compensation Peer Group"). The Compensation Peer Group is not identical to the broad based peer groups to which stock performance of the Company is compared elsewhere in this proxy statement. Many companies in the Compensation Peer Group are significantly larger than the Company. Using the raw data collected and applying a single regression analysis calculation, Towers Perrin estimates pay level ranges for executive and management positions that it believes would apply at companies similar in size to the Company.

    Based upon this survey the Committee determined that executive officers' 1993 base salaries were within the middle third of the range of base salaries for executive officers holding comparably responsible positions at other companies in the Compensation Peer Group. In reliance upon such information and the recommendation of the chief executive officer, the Committee recommended to the Board that no salary increases be given to any executive officers, including the chief executive officer, in 1993. This decision was influenced by an effort to control costs in view of the Company's financial difficulties and the November 1992 salary increases awarded to the executive officers.

    BONUS

    An integral part of executive officer cash compensation is the use of annual cash bonuses to reward executive officers for their individual and team results when Company performance meets or exceeds specified targets adopted by the Committee on an annual basis. Such targets may vary from year to year depending upon those elements of Company performance which the Board deems of special significance in a particular fiscal year, and the competitive environment in which the Company operates.

    The Committee believes that linking a substantial portion of executive officer cash compensation to annual Company financial performance provides a meaningful incentive to such officers to enhance Company performance.

    In 1993 the Committee recommended and the Board approved a cash bonus plan (the "1993 Bonus Plan") that would provide all executive officers, including the chief executive officer, under a formula set out in the 1993 Bonus Plan, the opportunity to receive amounts ranging between 30% and 100% of their 1993 base salary if designated operating cash flow targets for 1993 were achieved or exceeded. The specific percentages for each executive officer varied depending upon his position and responsibilities and the percentage by which the targeted operating cash flow amount was exceeded. The chief executive officer's bonus opportunity ranged between 37.5% and 100% of his base salary. No bonus was payable if the actual 1993 operating cash flow did not equal at least 90% of the targeted amount. Because the Company did not achieve in 1993 the threshold operating cash flow amount, no bonus was paid to any executive officer for 1993. We recognize that 1993 was a very difficult year in the industry in which the Company competes and that many competing companies also reported no or negative growth in earnings.

    STOCK OPTIONS

    The retention of executive officers is also fostered by utilizing forms of compensation which either increase in value or only have value in relation to longer term performance and growth of the Company and if the executive officer remains with the Company for specified periods of time.

    In 1993 the Committee acknowledged that options granted by the Company to executive officers and other key employees prior to its bankruptcy had little or no future value and that new options should be authorized and awarded to key employees, including executive officers, to further the goals of increasing the value of the Company's stock and of retaining key qualified employees. Accordingly, the Board approved and the stockholders adopted at the annual meeting on May 27, 1993 a key employee non-qualified stock option plan that would authorize the grant over a three-year period of options to key employees of the Company to purchase at the market price at the time of grant of up to 700,000 shares of Common Stock (approximately 7% of the then-outstanding common stock). The value of such options as long-term incentive compensation depends on the long-term success of the Company and aligns such executive officer interests with those of other stockholders of the Company.

    The Committee in 1993 awarded options to key employees to purchase an aggregate of 207,000 shares of Common Stock. Of these, the eight executive officers were awarded options to purchase 106,000 shares. The chief executive officer was awarded options to purchase 22,000 shares. The number of options awarded in 1993 to each key employee, including the chief executive officer and other executive officers, was based upon the position level of such employee in the Company with more senior level employees receiving a larger number of options. The options become exercisable in equal increments over a three-year period from the date of grant (May 27, 1993).

April 4, 1994                       MANAGEMENT DEVELOPMENT AND COMPENSATION
                                    COMMITTEE

                                    William B. Hewitt, Chairman
                                    Arthur L. Goeschel
                                    Fred P. Rullo, Jr.
                                    Heinn F. Tomfohrde, III

SUMMARY COMPENSATION TABLE

    The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company in 1993 (the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
                                                              --------------------------------------
                                                                                           OPTIONS
                                                                                         (NUMBER OF     ALL OTHER
         NAME AND PRINCIPAL POSITION(1)              YEAR         SALARY        BONUS      SHARES)    COMPENSATION
- -------------------------------------------------  ---------  --------------  ---------  -----------  -------------
Andrew J. Smith,                                        1993  $   350,000        --          22,000    $   4,342(2)
 Chief Executive Officer                                1992      235,500     $  25,000      --            3,153
                                                        1991      175,500(3)     --          --              216
Lavon N. Anderson, President                            1993      285,000        --          17,000        6,299(4)
 and Chief Operating Officer                            1992      260,000        44,000      --            5,332
                                                        1991      255,000        --          --           14,993
Kevin W. McAleer, Executive Vice                        1993      216,000        --          12,000        2,209(5)
 President and Chief Financial Officer                  1992      202,500        32,000      --            2,739
                                                        1991      200,000        --          --           11,596
Jack E. Knott, Executive Vice                           1993      205,000        --          12,000        2,525(6)
 President -- Sales and Marketing                       1992      194,000        25,000      --            2,621
                                                        1991      190,000        --          --           10,871
James M. Ruberto, Executive Vice                        1993      205,000        --          12,000        3,303(7)
 President and President of                             1992      192,500        25,000      --            3,969
 Consolidated Thermoplastics                            1991      190,000        --          --           11,619
 Company, a division of Rexene ("CT Film")

- ------------------------
(1) Summary Compensation Table does not include Arthur L. Goeschel, Chairman of the Board of the Company, who received approximately $107,250 in fees from the Company for consulting services in 1993. Mr. Goeschel is not an employee of the Company. For more information  relating  to  the  Company's  consulting  agreement  with Mr.
      Goeschel, see "Election of Directors -- Compensation of Directors."
(2)   Consists of Company contributions to defined contribution plans of  $1,750 and  $1,641 in  1993 and 1992,  respectively, and imputed  income for life
      insurance  of  $2,592,  $1,512   and  $216  for   1993,  1992  and   1991,
      respectively.
(3)   Represents  amount paid to Mr. Smith  pursuant to a consulting arrangement for services rendered from January to June 1991.
(4)   Consists of Company contributions to defined contribution plans of $2,249,
      $2,182 and  $11,843 in  1993,  1992 and  1991, respectively,  and  imputed income for life insurance of $4,050 in 1993 and $3,150 in each of 1992 and
      1991.
(5)   Consists of Company contributions to defined contribution plans of $1,434,
      $2,025  and  $10,870 in  1993, 1992  and  1991, respectively,  and imputed income for life insurance of $775, $714, and $726 in 1993, 1992 and  1991, respectively.
(6)   Consists of Company contributions to defined contribution plans of $2,050,
      $2,182  and  $10,433 in  1993, 1992  and  1991, respectively,  and imputed income for life  insurance of  $475, $439, and  $4,387 in  1993, 1992  and
      1991, respectively.
(7)   Consists of Company contributions to defined contribution plans of $2,050,
      $2,812  and  $10,433 in  1993, 1992  and  1991, respectively,  and imputed income for life insurance of $1,253,  $1,157 and $1,186 in 1993, 1992  and
      1991, respectively.

OPTION GRANTS

    The following table shows information with respect to grants of stock options pursuant to the Company's 1993 Non-Qualified Stock Option Plan during 1993 to the named executive officers.

                                                                                                  POTENTIAL REALIZABLE
                                                                                                 VALUE ON MAY 27, 2003
                                                                                                    AT ASSUMED RATES
                                                       PERCENTAGE OF                                 OF STOCK PRICE
                                           OPTIONS     TOTAL OPTIONS                                APPRECIATION(2)
                                          (SHARES)      GRANTED IN      EXERICSE    EXPIRATION   ----------------------
NAME                                     GRANTED(1)        1993           PRICE        DATE         5%          10%
- ---------------------------------------  -----------  ---------------  -----------  -----------  ---------  -----------
Andrew J. Smith........................      22,000           10.6%     $     3.43     5/27/03   $  47,500  $   120,300
Lavon N. Anderson......................      17,000            8.2            3.43     5/27/03      36,700       92,900
Kevin W. McAleer.......................      12,000            5.8            3.43     5/27/03      25,900       65,600
Jack E. Knott..........................      12,000            5.8            3.43     5/27/03      25,900       65,600
James M. Ruberto.......................      12,000            5.8            3.43     5/27/03      25,900       65,600

- ------------------------
(1) All of the options granted become exercisable in equal installments of one-third each on the first, second and third anniversary dates of the date of grant.
(2) The assumed five percent and ten percent rates of stock price appreciation are specified by the proxy rules and do not reflect expected actual appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the ten-year period beginning on the date of grant and ending on the option expiration date.

OPTION EXERCISES AND HOLDINGS

    No options to purchase Common Stock were exercised in 1993. The following table sets forth certain information with respect to the unexercised options to purchase Common Stock held at December 31, 1993 by each of the Company's named executive officers. The exercise price of outstanding options reported below range from $3.43 to $304 (after giving effect to the 40 to 1 reverse stock split pursuant to the Company's 1992 reorganization) per share. Thus, the exercise price of such options exceeds $3.00, the market value of the Common Stock as of December 31, 1993 and the options had no ascertainable value at such date. The following table sets forth the number of unexercised options at December 31, 1993:

                                                                      NUMBER OF UNEXERCISED
                                                                       OPTIONS AT 12/31/93
                                                                             (SHARES)
                                                                    --------------------------
NAME                                                                EXERCISABLE  UNEXERCISABLE
- ------------------------------------------------------------------  -----------  -------------
Andrew J. Smith...................................................           0        22,000
Lavon N. Anderson.................................................       3,250        17,000
Kevin W. McAleer..................................................       1,000        12,000
Jack E. Knott.....................................................         750        12,000
James M. Ruberto..................................................       1,000        12,000

PENSION BENEFITS

    The following table shows the annual pension benefits which would be payable under the Rexene Retirement Plan for retirement at age 65 for various levels of final average annual pay and years of service.

                                                      ANNUAL BENEFITS FOR YEARS OF SERVICE(1)
                                               -----------------------------------------------------
FINAL AVERAGE PAY(2)                               5         10         15         20         25
- ---------------------------------------------  ---------  ---------  ---------  ---------  ---------
$100,000.....................................  $   6,432  $  12,864  $  19,296  $  25,728  $  32,161
 150,000.....................................      9,932     19,864     29,796     39,728     49,661
 200,000.....................................     13,432     26,864     40,296     53,728     67,161
 235,840.....................................     15,941     31,882     47,823     63,764     79,705

- ------------------------
(1) Benefit amounts under the Rexene Retirement Plan are based on an employee's vested percentage, average annual compensation and number of years of benefit service and are not subject to any deduction for social security benefits or other offset amounts. Upon retirement at age 65 (or earlier under certain circumstances) an employee is entitled, subject to various Code limitations, to annual pension benefits equal to 0.9% of the employee's average annual base salary during the highest paid three consecutive years of the employee's final 10 calendar years of service ("Final Average Pay") multiplied by years of service under the Retirement Plan, plus 0.5% of the employee's Final Average Pay which exceeds an average, computed under Internal Revenue Service rules, of the employee's wages taken into account for social security purposes, multiplied by the number of years of the employee's participation in the Retirement Plan (up to a maximum of 35 years).
(2) Under Section 401 of the Code, the highest annual salary on which benefits can be calculated is $235,840 for 1993 and $150,000 for 1994.
(3) For purposes of calculation of benefits, only years of service since 1984 count in the benefits formula.

    As of December 31, 1993, the named executive officers had the following credited years of service under the Rexene Retirement Plan: Mr. Smith -- ten years; Dr. Anderson -- ten years; Mr. McAleer -- three years; Mr. Knott -- eight years; and Mr. Ruberto -- four years.

EXECUTIVE SECURITY PLAN

    The Executive Security Plan of the Company (the "Security Plan") provides retirement and death benefits to certain key employees of the Company. Participants in the Security Plan are selected and the Security Plan is administered by a committee (the "Security Plan Committee"), the members of which are selected by the chief executive officer of the Company. The Company has considered terminating the Security Plan, but no action has been taken to date. At the present time, it is not expected that any additional employees will be selected for participation in the Security Plan. The Security Plan is unfunded except that the Company purchases life insurance covering the participants in the Security Plan. All of a participant's rights under the Security Plan terminate if the participant's employment with the Company terminates for any reason other than retirement or death. Benefits are payable to a participant upon his retirement or to the participant's designated beneficiary upon the participant's death. Currently, only two executive officers of the Company, Dr. Anderson and Mr. Knott, participate in the Security Plan.

    Key employees who are participants in the Security Plan receive (i) a death benefit in the amount of $300,000 in the event of death before age 65 or early retirement, and (ii) a supplemental annual retirement benefit (the "Supplemental Benefit") at age 65 equal to 40% of the participant's salary at the time of retirement (less benefits under the Retirement Plan and any other private pension plan) but not less than a $12,000 annual minimum payment. The Supplemental Benefit is paid in 180 monthly installments to the participant or his beneficiaries.

    Under the Security Plan, a lump-sum benefit of $300,000 is payable in the event of death to the beneficiaries of Dr. Anderson and Mr. Knott. The annual Supplemental Benefits payable upon retirement at age 65 based upon salary levels in effect at December 31, 1993 were $114,000 to Dr. Anderson and $82,000 to Mr. Knott, less any benefits under the Retirement Plan and any other private pension plan.

PERFORMANCE GRAPHS

    The following graphs show comparisons of cumulative stockholder returns for the Common Stock in comparison to returns for the Standard and Poor's 500 Index and Standard and Poor's Chemical Index of companies. The first graph compares cumulative stockholder returns since September 18, 1992, the date when the Company emerged from bankruptcy. The second graph compares cumulative stockholder returns for the 5 year period since 1988.

    The following graph shows a comparison of cumulative total stockholder returns for the Common Stock of New Rexene, the Standard & Poor's 500 Index and the Standard & Poor's Chemical Index since the Effective Date.

              COMPARISON OF CUMULATIVE SHAREHOLDER TOTAL RETURN(1)
                AMONG NEW REXENE, S&P 500 TOTAL RETURN INDEX AND
                             S&P CHEMICAL INDEX(2)

                                           1988    1989    1990    1991    SEP-92  1992    1993
                                           -----   -----   -----   -----   -----   -----   -----
New Rexene (CS).........................                                    100      129      96
S&P 500.................................                                    100      105     116
S&P Chemicals...........................                                    100      103     116

- ------------------------
(1) Total return assuming reinvestment of dividends. Assumes $100 invested on the Effective Date in Common Stock of Rexene, the Standard & Poor's 500 Index and the Standard & Poor's Chemical Index.
(2)   Fiscal year ending December 31.
(3) No comparison is presented for periods prior to September 1992 when Rexene emerged from bankruptcy because such numbers would not be meaningful.

    The following graph shows a comparison of cumulative total stockholder returns for the common stock of Old Rexene, the Standard & Poor's 500 Index and the Standard & Poor's Chemical Index for the years indicated as prescribed by the SEC's rules.

              COMPARISON OF CUMULATIVE SHAREHOLDER TOTAL RETURN(1)
                AMONG OLD REXENE, S&P 500 TOTAL RETURN INDEX AND
                             S&P CHEMICAL INDEX(2)

                                           1988    1989    1990    1991    1992    1993
                                           -----   -----   -----   -----   -----   -----
Old Rexene (CS).........................     100      32      13       7       1       1
S&P 500.................................     100     132     127     166     179     197
S&P Chemicals...........................     100     129     110     143     157     175

- ------------------------
(1) Total return assuming reinvestment of dividends. Assumes $100 invested on August 1, 1988 on common stock of Old Rexene, the Standard & Poor's 500 Index and the Standard & Poor's Chemical Index.
(2)   Fiscal year ending December 31.

                              CERTAIN TRANSACTIONS

    A son of Andrew J. Smith, the Chief Executive Officer and a director of the Company, became a Vice President of Orion Pacific, Inc. ("Orion") in 1990 and a shareholder of Orion in 1993. In August 1993 the son of Mr. Smith resigned as an officer and employee of Orion. Pursuant to contractual arrangements originated in 1988, (i) the Company sells to Orion certain (a) discarded by-products which Orion extracts from Company landfills and (b) scrap products, and (ii) Orion packages and processes a portion of the Rextac amorphous polyalphaolefins ("APAO") manufactured by the Company at its plant in Odessa, Texas. During the year ended December 31, 1993, the Company sold approximately $283,000 of such by-products and scrap products to Orion in the ordinary course of business. For the same period, the Company purchased approximately $1,551,000 of APAO processing and packaging services and miscellaneous materials from Orion. In 1990, Orion sold its APAO processing and packaging technology to the Company for $750,000. The Company has also agreed to pay Orion an additional $250,000 per plant for each APAO plant utilizing the technology which the Company builds outside the United States (excluding a certain joint venture plant in Japan). The Company currently licenses this technology to Orion so that Orion can continue providing these services to the Company.

    Ilan Kaufthal, a director of the Company, is a managing director of Wertheim Schroder & Co. Incorporated ("Wertheim"). In June 1990, an unofficial committee of holders of debt securities of the Company retained Wertheim as its financial advisor at the Company's expense. In November 1991, the official committee of unsecured creditors in the Company's bankruptcy proceeding also retained Wertheim as its financial advisor at the Company's expense. Pursuant to these engagements, the Company paid Wertheim fees of $860,000 and $1,075,000 for 1992 and 1991, respectively. In December 1992 the Company retained Wertheim as its financial advisor in respect to the adoption of a share purchase rights plan and paid Wertheim approximately $78,000 in 1993 for such services.

    The American International Group, Inc. ("AIG") of which Kevin Clowe, a director of the Company, is a corporate officer provides various types of insurance for the Company. During 1993 the Company paid $2,816,483 in premiums and fees to subsidiaries of AIG. In addition, a subsidiary of AIG is the beneficiary of a Company letter of credit in the amount of $1,230,515 to ensure payment of premiums.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1993, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with except that a Form 4 report relating to the sale of 15 shares of Common Stock in 1993 by Geff Perera was not timely filed. In addition, an amended Form 3 has been filed by Mr. Smith to reflect his stock holding at the time he rejoined the Company in 1992, and an amended Form 4 has been filed by Mr. Goeschel to reflect an error in an earlier filing which overstated the number of shares acquired in December 1992.

EMPLOYMENT AGREEMENTS

    Andrew J. Smith, Chief Executive Officer and a director of the Company, Lavon N. Anderson, President and Chief Operating Officer and a director of the Company, Kevin W. McAleer, Executive Vice President and Chief Financial Officer of the Company, Jack E. Knott, Executive Vice President -- Sales and Market Development of the Company, James M. Ruberto, Executive Vice President of Rexene and President -- CT Film, Jonathan Wheeler, Senior Vice President -- Administration, and Bernard J. McNamee, Vice President, Secretary and General Counsel of the Company, are each parties to termination agreements entered into in 1993. Each termination agreement provides that in the event the employee is terminated without cause (as defined in the agreement) after a change in control of Rexene or in the event such employee voluntarily resigns his employment in certain limited circumstances after such a change in control, Rexene is obligated to pay the employee within 10 business days after the effective date of such termination, a lump sum cash severance equal to three times his then current annual base salary less $1.00. The agreements additionally provide that in the event the employee is terminated without cause by Rexene without a change in control, Rexene is obligated to pay the employee within 10 business days of such termination a lump sum cash severance amount equal to one year of such employee's then current base salary. "Change in control" is defined in the relevant agreements to generally include: (i) a change in at least two-thirds of the members of the Board of Directors, whether as the result of a merger, reorganization or otherwise; (ii) the acquisition by a related group of persons of beneficial ownership of at least 20% of the Common Stock; (iii) the liquidation or dissolution of the Company; or (iv) a determination by a majority of the directors of the Company that such a change of control has occurred or is imminent.

                                    AUDITORS

    Price Waterhouse, which has served as the Company's independent public accountants since October 1990 has been appointed by the Board of Directors to audit the financial statements of the Company for the year ending December 31, 1994. Such appointment will not be submitted to stockholders for ratification or approval. The representatives of Price Waterhouse are expected to be present at the meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

                                 OTHER MATTERS

    The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

    In order to be considered for inclusion in the Company's proxy materials for the 1995 Annual Meeting of Stockholders, stockholder proposals must be received at the Company's principal executive office in Dallas, Texas no later than December 13, 1994.

FORM 10-K ANNUAL REPORT

    The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for the Company's most recent fiscal year. Requests should be directed to the Secretary, Rexene Corporation, 5005 LBJ Freeway, Occidental Tower, Dallas, Texas 75244.

                           REXENE CORPORATION

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
      THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 1994

The undersigned hereby appoints Arthur L. Goeschel and Andrew J. Smith as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Rexene Corporation held of record by the undersigned on April 1, 1994, at the Annual Meeting of Stockholders to be held on May 24, 1994 at 9:00 a.m. local time, in the Panorama Room, 21st Floor of the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240, and at any adjournment(s) thereof. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection therewith, each dated April 13, 1994, and of a 1993 Annual Report to Stockholders are hereby acknowledged.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED
ENVELOPE.

The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.

              (Continued and to be signed on reverse side)

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


1.  Election of Directors     FOR / /        WITHHELD / /

For except vote WITHHELD from the following nominee(s):

________________________________________________________


NOMINEES: Lavon N. Anderson, Kevin N. Clowe, Arthur L. Goeschel,
William B. Hewitt, Ilan Kaufthal, Fred P. Rullo, Jr., Philip Siegel, Andrew J. Smith, Heinn F. Tomfohrde, III

2. In their discretion, the proxies are authorized to vote with respect to any other matter which may properly come before the meeting or any adjournment(s) thereof.

                                    Dated __________________________ 1994

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                                    _____________________________________
                                                Signature(s)*

                                    *When signing on behalf of a corporation, partnership, estate, trust or in any representative capacity, please sign name and title. For joint accounts each joint owner must sign.